Exhibit 99.1

CONTACT

Richard D. Katz, M.D.

EVP, Finance and Corporate Development;

Chief Financial Officer

Icagen, Inc.

(919) 941-5206

rkatz@icagen.com

ICAGEN REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, August 10, 2010 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results and operational highlights for the second quarter ended June 30, 2010. For the second quarter of 2010, the Company reported revenues of $2.3 million and a net loss of $2.2 million. As of June 30, 2010, the Company’s cash and cash equivalents totaled $12.4 million, not including payments to the Company totaling $3.0 million expected during the third quarter as a result of the achievement of certain milestones under the Company’s collaboration with Pfizer.

“We are very pleased with the progress in both our Pfizer collaboration and in our epilepsy and pain program,” stated P. Kay Wagoner, Ph.D., CEO of Icagen. “With regard to our sodium channel pain collaboration with Pfizer, we have recently initiated a clinical study in healthy volunteers of several collaboration compounds in order to assist in the selection of compounds for further clinical development. This is a particularly exciting development, as these compounds target Nav1.7, also called SCN9A, which is believed to be one of the most promising pain targets in the industry. Other important sodium channel pain targets are also included in our collaboration with Pfizer and we are making progress on these programs as well.”

Dr. Wagoner continued, “Likewise, in our epilepsy and pain program, the extensions to the photosensitive epilepsy study and the multiple ascending dose study of ICA-105665 are proceeding according to expectations. Both of these studies are on track to be completed during the fourth quarter of this year and will serve to further evaluate the safety and efficacy of this novel compound as well as to inform dose selection for possible future studies.”

Richard D. Katz, M.D., CFO of Icagen, stated “The recent achievement of key milestones in the Pfizer collaboration and the sale during the second quarter of a non-core asset have strengthened the Company’s financial position. Moreover, there is the potential for additional funding in the near-term both from the Pfizer collaboration and from government grants for which we have applied pursuant to the qualifying therapeutic discovery project program under Section 48D of the Internal Revenue Code. Also of note, cost containment measures implemented last year have resulted in a meaningful reduction in the Company’s burn rate. We plan to continue to carefully manage our expenses while investing prudently in our key programs.”

Pipeline Update

ICA-105665 for Epilepsy and Pain: As previously noted, the Company recently reported positive results in its Phase IIa study in patients with photosensitive epilepsy. Based upon the efficacy demonstrated in this study, coupled with a favorable clinical safety profile, consistent pharmacokinetics and the lack of a maximal tolerated dose in all clinical studies to date, the Company is conducting a study of up to two additional cohorts of photosensitive epilepsy patients at higher doses of ICA-105665 and a multiple ascending dose trial of higher doses of ICA-105665 in healthy volunteers. The objective of both of these studies is to further assess the safety and efficacy of this novel KCNQ agonist as well as to optimize dose selection for subsequent larger clinical trials. Enrollment in both of these studies is ongoing, with results expected during the fourth quarter of this year.

If these studies are successful, the Company plans to initiate a Phase IIb study in patients with treatment-resistant, partial-onset epilepsy. The Phase IIb trial is expected to be a double blind, placebo controlled study in patients who have seizures despite treatment with optimal medical therapy. The primary endpoint is expected to be a reduction in seizure frequency. The Company will also consider studies in other indications as appropriate and as funds are available.

Pfizer Pain Program: As recently reported, Pfizer and Icagen have initiated a clinical study in healthy volunteers of several collaboration compounds in order to assist in the selection of compounds for further clinical development. The initiation of this study triggers milestone payments to Icagen totaling $3.0 million. The compounds now in clinical development are focused on the sodium channel target Nav1.7, which has been linked to several human pain disorders, including Congenital Indifference to Pain (CIP), Primary Erythromelalgia (PEP) and Paroxysmal Extreme Pain Disorder (PEPD). The endpoints of this study include pharmacokinetics, safety and tolerability. In addition, the two companies continue to make progress in identifying lead compounds for the other two sodium channel targets that form the basis for the collaboration.

TRPA1 Pain Program: TRPA1 is an ion channel target in which a gain-of-function mutation in man has been linked to a familial episodic pain syndrome. This target is activated by external and internal inflammatory irritants, and thus inhibitors may be useful in the treatment of conditions such as chronic inflammatory pain. The Company has identified potent and selective compounds which demonstrate activity in a relevant animal model and has filed for patent protection for a lead chemical series.

Financial Results

Revenues for the second quarter of 2010 totaled $2.3 million, as compared to $3.0 million during the same period in 2009, a decrease of 25%. This decrease in revenues was due to a decrease in amortization of the initial upfront payment from Pfizer which became fully amortized during the third quarter of 2009, partially offset by the revenue recognized from the sale of a non-core asset to Applied Genetic Technology Corporation (AGTC).

Operating expenses for the second quarter of 2010 were $4.4 million, as compared to $5.3 million for the same period in 2009, a decrease of 17%. This decrease in operating expenses was primarily due to the Company’s cost containment efforts, including the cessation of development of senicapoc for asthma and reduced salary and benefits expense as a result of the workforce reduction during 2009.

Net loss for the second quarter of 2010 totaled $2.2 million, as compared to $2.4 million during the same period in 2009, a decrease of 9%. The decrease in net loss for the second quarter of 2010, as compared to the same period in 2009, was primarily due to reduced operating expenses, partially offset by reduced revenues as noted above.

Revenues for the first six months of 2010 totaled $3.7 million, as compared to $6.0 million during the same period in 2009, a decrease of 38%. This decrease in revenues was due to a decrease in amortization of the initial upfront payment from Pfizer which became fully amortized during the third quarter of 2009, partially offset by the revenue recognized from the sale of a non-core asset to AGTC.

Operating expenses for the first six months of 2010 were $9.1 million, as compared to $11.9 million for the same period in 2009, a decrease of 24%. This decrease in operating expenses was primarily due to the Company’s cost containment efforts, including the cessation of development of senicapoc for asthma and reduced salary and benefits expense as a result of the workforce reduction during 2009.

Net loss for the first six months of 2010 totaled $5.4 million, as compared to $6.0 million during the same period in 2009, a decrease of 10%. The decrease in net loss for the first six months of 2010, as compared to the same period in 2009, was primarily due to reduced operating expenses, partially offset by reduced revenues as noted above.

Net cash used in operating activities was $5.2 million for the first six months of 2010, as compared to $9.6 million for the first six months of 2009, a decrease of 46%. The decrease in net cash used in operating activities for the first six months of 2010, as compared to the same period in 2009, was primarily due to the decision to focus clinical development activities upon ICA-105665, various cost reduction measures and the sale of a non-core asset to AGTC during the second quarter of 2010.

As of June 30, 2010, the Company had cash and cash equivalents of $12.4 million. This figure does not include $3.0 million of milestone payments expected during the third quarter as a result of the achievement of certain milestones in the Company’s collaboration with Pfizer subsequent to the end of the second quarter.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Time.

Conference call details:

Date:	Tuesday, August 10, 2010
Time:	10:00 a.m. ET
Dial-in (U.S. and Canada):	866-770-7129
Dial-in (International):	617-213-8067
Access code:	17231420
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call. A playback of the call will be available from approximately 1:00 p.m. ET on August 10, 2010 for seven days and may be accessed by dialing:

Access number (U.S. and Canada):	888-286-8010
Access number (International):	617-801-6888
Access code:	84930748

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has a clinical stage program in epilepsy and pain.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words or phrases “believes,” “anticipates,” “plans,” “expects,” “intends,” “on track,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-Q, filed with the SEC on May 10, 2010. These risk factors include risks as to the Company’s lack of liquidity and substantial doubt about the Company’s ability to continue as a “going concern;” the Company’s ability to raise additional funding; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and pain, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Collaborative research and development revenues:
Research and development fees	$2,233	$2,944	$3,534	$5,887
Reimbursed research and development costs	34	64	194	133

Total collaborative research and development revenues	2,267	3,008	3,728	6,020

Operating expenses:
Research and development	3,025	4,238	6,698	9,591
General and administrative	1,390	1,107	2,385	2,339

Total operating expenses	4,415	5,345	9,083	11,930

Loss from operations	(2,148)	(2,337)	(5,355)	(5,910)
Other expense, net	(15)	(42)	(40)	(83)

Net loss	$(2,163)	$(2,379)	$(5,395)	$(5,993)

Net loss per share – basic and diluted	$(0.05)	$(0.05)	$(0.11)	$(0.13)

Weighted average common shares outstanding-basic and diluted	47,674,555	47,002,455	47,650,247	46,990,577

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2010	December 31, 2009

Assets
Cash and cash equivalents	$12,361	$18,149
Other current assets	1,029	665
Property and equipment, net	1,628	1,837
Technology licenses and related costs, net	317	336
Other long-term assets	105	105

Total assets	$15,440	$21,092

Liabilities and stockholders’ equity
Current liabilities	$3,094	$3,574
Equipment debt financing, less current portion	258	478
Other non-current liabilities	317	341
Stockholders’ equity	11,771	16,699

Total liabilities and stockholders’ equity	$15,440	$21,092